Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC
Macatawa Bank Corporation Reports
First Quarter 2023 Results
HOLLAND, Mich. (April 27, 2023) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the first quarter 2023.
•	Net income of $12.0 million in first quarter 2023 – an increase of 100% over $6.0 million earned in first quarter 2022 and consistent with $12.1 million in fourth quarter 2022
•	Net interest margin increased to 3.44% in first quarter 2023 versus 1.85% in first quarter 2022 and 3.34% in fourth quarter 2022
•	Asset-sensitive balance sheet structure continued to produce improved net interest income and net interest margin in rising interest rate environment
•	Continued loan portfolio growth – $43 million, or 15% annualized growth rate, for the first quarter 2023
•	Adoption of CECL resulted in $1.5 million increase to allowance for credit losses
•	Deposit portfolio balances decreased $284 million in the first quarter 2023 reflecting seasonal outflows of higher than normal seasonal inflows in the fourth quarter of 2022
•	Deposits were $2.33 billion at March 31, 2023 - $625 million higher than pre-pandemic deposit balances of $1.71 billion at March 31, 2020
•	Financial condition remained solid at March 31, 2023:
o	Robust capital position - $127 million in excess capital over well-capitalized minimums
o	Strong credit quality metrics – non-performing assets at 0.003% of total assets and allowance coverage of 1.38%
o
High liquidity levels - $391 million in overnight fund balances, short duration bond portfolio of less than 3 years, no new wholesale borrowings, and total additional borrowing capacity of $951 million

The Company reported net income of $12.0 million, or $0.35 per diluted share, in first quarter 2023 compared to $6.0 million, or $0.18 per diluted share, in first quarter 2022.
"We are pleased to report strong profitability for the first quarter 2023,” said Ronald L. Haan, President and CEO of the Company.  “The impact of rising interest rates on our asset-sensitive balance sheet that resulted in a significant increase in revenue and bottom line results during 2022 carried into the first quarter 2023.  Net interest income for the first quarter 2023 was up $10.0 million from first quarter 2022,  reflecting benefits from federal funds rate increases and growth in our loan and investment securities portfolios.  We remain encouraged by our commercial loan origination activity while maintaining excellent credit quality. We saw a deposit decrease during the quarter as we typically experience outflow of the year end seasonal increase that took place in December 2022.  We are also beginning to see both our business and personal customers use some of the excess cash they built up over the pandemic.  That said, our core deposit balances remain high which is a strong signal that our customers have confidence in our company.  Our liquidity position is also excellent with high overnight fund balances and nearly $1 billion in total additional borrowing capacity allowing us to operate comfortably in a period of economic uncertainty.”

Macatawa Bank Corporation 1Q Results / page 2 of 7
Mr. Haan concluded:  "We believe our balance sheet is well positioned in the current environment.  High levels of liquidity, capital, and excellent asset quality put us in a good position to weather deteriorating economic conditions, should they occur.  While cautionary signals are ever present and we will undoubtedly face new challenges, we remain committed to building a conservative and well-disciplined company that is focused on using prudent and time tested banking principles to protect our customer deposits, while providing strong and consistent financial performance to our shareholders.”
Operating Results
Net interest income for the first quarter 2023 totaled $22.6 million, a decrease of $251,000 from fourth quarter 2022 and an increase of $10.0 million from the first quarter 2022.  Net interest margin for first quarter 2023 was 3.44 percent, up 10 basis points from the fourth quarter 2022 and up 159 basis points from the first quarter 2022.  Net interest income in first quarter 2023 versus first quarter 2022 benefited from the significant increases in the federal funds rate beginning in March 2022 and through March 2023 totaling 475 basis points and the related increases in rate indices impacting the Company’s variable rate loan portfolios.  Interest on federal funds in the first quarter 2023 increased by $5.8 million compared to first quarter 2022 due to higher rates paid on average balances held.  Net interest income also benefited from growth in the investment securities portfolio to further deploy excess liquid funds held by the Company.  Interest on investments in the first quarter 2023 increased by $3.0 million over first quarter 2022.
Non-interest income decreased $507,000 in first quarter 2023 compared to fourth quarter 2022 and decreased $437,000 from first quarter 2022.  Brokerage income was down $283,000 in the first quarter 2023 compared to the fourth quarter 2022 and was up $98,000 compared to the first quarter 2022. The rising rate environment continued to have a negative effect on mortgage loan sales gains.  Gains on sales of mortgage loans in first quarter 2023 were just $11,000, down $21,000 compared to fourth quarter 2022 and were down $297,000 from first quarter 2022.  The Company originated $179,000 in mortgage loans for sale in first quarter 2023 compared to $1.2 million in fourth quarter 2022 and $10.1 million in first quarter 2022. Trust fees were up $43,000 in first quarter 2023 compared to fourth quarter 2022 and were down $55,000 compared to first quarter 2022, due largely to stock market conditions.  Income from debit and credit cards was down $21,000 in first quarter 2023 compared to fourth quarter 2022 and was up $63,000 compared to first quarter 2022 due primarily to customer usage behavior.  Deposit service charge income, including treasury management fees, was down $83,000 in first quarter 2023 compared to fourth quarter 2022 and was down $217,000 from first quarter 2022 primarily due to higher earnings credits provided on treasury management accounts with the increase in deposit market interest rates.

Macatawa Bank Corporation 1Q Results / page 3 of 7
Non-interest expense was $12.2 million for first quarter 2023, compared to $12.4 million for fourth quarter 2022 and $11.7 million for first quarter 2022.  The largest component of non-interest expense was salaries and benefits expenses.  Salaries and benefits expenses were down $166,000 compared to fourth quarter 2022 and were up $409,000 compared to first quarter 2022.  The decrease compared to fourth quarter 2022 was primarily due to a higher level of variable compensation for brokerage services, bonus expense and medical insurance costs in the fourth quarter 2022, while the increase from first quarter 2022 was due largely to a higher level of salary and other compensation resulting from merit adjustments to base pay effective April 1, 2022, a higher level of variable compensation for brokerage services, a higher level of 401k matching contributions and a higher level of medical insurance costs, partially offset by lower bonus expense and mortgage sales commissions.  The table below identifies the primary components of the changes in salaries and benefits between periods.
Dollars in 000s	Q1 2023 to Q4 2022	Q1 2023 to Q1 2022

Salaries and other compensation	$10	$433
Salary deferral from commercial loans	66	70
Bonus accrual	(81)	(118)
Mortgage production – variable comp	4	(86)
Brokerage – variable comp	(96)	36
401k matching contributions	42	(1)
Medical insurance costs	(111)	75
Total change in salaries and benefits	$(166)	$409

Occupancy expenses were up $169,000 in first quarter 2023 compared to fourth quarter 2022 due primarily to snow removal costs and were down $35,000 compared to first quarter 2022 due to lower building maintenance costs.  Data processing expenses were down $10,000 in first quarter 2023 compared to fourth quarter 2022 and were up $71,000 compared to first quarter 2022 due to higher usage of electronic banking services by our customers.  Favorably impacting other non-interest expense, we recognized $356,000 in net gains on sales of other real estate owned in the first quarter 2023 as we sold our final other real estate owned property.  There were no such sales in the fourth quarter 2022 or in the first quarter 2022.  Legal and professional fees were up $120,000 in the first quarter 2023 compared to the fourth quarter 2022 and were up $154,000 compared to the first quarter 2022 due to costs associated with new accounting and proxy statement disclosures as well as various regulatory compliance matters related to loan and deposit accounts referred to legal counsel during the quarter.  Outside services were down $154,000 in the first quarter 2023 compared to fourth quarter 2022 and were down by $26,000 compared to first quarter 2022.  These costs were elevated in the fourth quarter 2022 due to higher recruiting costs and outsourced audits.  Other categories of non-interest expense were relatively flat compared to fourth quarter 2022 and first quarter 2022 due to a continued focus on expense management.
Federal income tax expense was $3.0 million for first quarter 2023, $3.0 million for fourth quarter 2022, and $1.4 million for first quarter 2022.  The effective tax rate was 19.9 percent for first quarter 2023, compared to 19.6 percent for fourth quarter 2022 and 18.8 percent for first quarter 2022.  The increase in the effective tax rate over 2022 was due to higher levels of taxable income from both growth in taxable securities held in our investment portfolio and growth in taxable income from rising interest rates while our tax-exempt income has remained relatively flat.

Macatawa Bank Corporation 1Q Results / page 4 of 7
Asset Quality
The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, commonly referred to as “CECL” on January 1, 2023.  The impact on adoption was an increase to the allowance for credit losses of $1.5 million.  No provision for credit losses was recorded in the first quarter 2023.  A provision for credit losses expense of $375,000 was recorded in the fourth quarter 2022 while a provision benefit of $1.5 million was recorded in first quarter 2022.  Net loan recoveries for first quarter 2023 were $33,000, compared to fourth quarter 2022 net loan recoveries of $89,000 and first quarter 2022 net loan recoveries of $227,000.  At March 31, 2023, the Company had experienced net loan recoveries in thirty-one of the past thirty-three quarters.  Total loans past due on payments by 30 days or more amounted to $277,000 at March 31, 2023, versus $172,000 at December 31, 2022 and $171,000 at March 31, 2022.  Delinquencies at March 31, 2023 were comprised of just three individual loans.  Delinquency as a percentage of total loans was just 0.02 percent at March 31, 2023, well below the Company’s peer level.
The allowance for credit losses of $16.8 million was 1.38 percent of total loans at March 31, 2023, compared to $15.3 million or 1.30 percent of total loans at December 31, 2022, and $14.6 million or 1.33 percent at March 31, 2022.  The coverage ratio of allowance for credit losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 224-to-1 as of March 31, 2023.
At March 31, 2023, the Company's nonperforming loans were $75,000, representing 0.01 percent of total loans.  This compares to $78,000 (0.01 percent of total loans) at December 31, 2022 and $90,000 (0.01 percent of total loans) at March 31, 2022.  The Company had no other real estate owned and repossessed assets at March 31, 2023, down from $2.3 million at December 31, 2022 and March 31, 2022.  The Company sold its final other real estate owned property in first quarter 2023, recognizing a net gain of $356,000.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $2.4 million from March 31, 2022 to March 31, 2023.
A break-down of non-performing loans is shown in the table below.
Dollars in 000s	Mar 31, 2023		Dec 31, 2022		Sept 30, 2022		June 30, 2022	Mar 31, 2022

Commercial Real Estate	$	---	$	---	$	---	$5	$5
Commercial and Industrial		---		---		---	1	1
Total Commercial Loans		---		---		---	6	6
Residential Mortgage Loans		75		78		85	84	84
Consumer Loans		---		---		---	---	---
Total Non-Performing Loans		$75		$78		$85	$90	$90

Macatawa Bank Corporation 1Q Results / page 5 of 7
A break-down of non-performing assets is shown in the table below.
Dollars in 000s	Mar 31, 2023	Dec 31, 2022	Sept 30, 2022	June 30, 2022	Mar 31, 2022

Non-Performing Loans	$75	$78	$85	$90	$90
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	---	2,343	2,343	2,343	2,343
Total Non-Performing Assets	$75	$2,421	$2,428	$2,433	$2,433

Balance Sheet, Liquidity and Capital
Total assets were $2.64 billion at March 31, 2023, a decrease of $269.8 million from $2.91 billion at December 31, 2022 and a decrease of $292.7 million from $2.93 billion at March 31, 2022.
The Company’s investment portfolio primarily consists of U.S. treasury and agency securities, agency mortgage backed securities and various municipal securities. Total securities were $874.3 million at March 31, 2023, an increase of $26.3 million from $848.0 million at December 31, 2022 and an increase of $273.7 million from $600.7 million at March 31, 2022.  The overall duration of the Company’s investment portfolio at March 31, 2023 is relatively short at less than three years.  This provides a reliable source of cash inflows to support liquidity.
Total loans were $1.22 billion at March 31, 2023, an increase of $43.2 million from $1.18 billion at December 31, 2022 and an increase of $119.0 million from $1.10 billion at March 31, 2022.
Commercial loans increased by $84.1 million from March 31, 2022 to March 31, 2023, along with an increase of $34.4 million in the residential mortgage portfolio, and an increase of $504,000 in the consumer loan portfolio.  Within commercial loans, commercial real estate loans increased by $21.5 million and commercial and industrial loans increased by $63.1 million.  The loan growth experienced in this time period was the direct result of both new loan prospecting efforts and existing customers beginning to borrow more for expansion of their businesses.
The composition of the commercial loan portfolio is shown in the table below:
Dollars in 000s	Mar 31, 2023	Dec 31, 2022	Sept 30, 2022	June 30, 2022	Mar 31, 2022

Construction and Development	$120,268	$116,715	$111,624	$107,325	$104,945
Other Commercial Real Estate	423,080	420,888	410,600	411,778	417,368
Commercial Loans Secured by Real Estate	543,348	537,603	522,224	519,103	522,313
Commercial and Industrial	473,354	441,716	427,034	407,788	402,854
Paycheck Protection Program	---	---	32	2,791	7,393
Total Commercial Loans	$1,016,702	$979,319	$949,290	$929,682	$932,560

Macatawa Bank Corporation 1Q Results / page 6 of 7
Total deposits were $2.33 billion at March 31, 2023, down $284.2 million, or 11 percent, from $2.62 billion at December 31, 2022 and down $251.4 million, or 10 percent, from $2.58 billion at March 31, 2022.  While the Company experienced a decline in deposit balances during the three months ended March 31, 2023, most of the decline took place prior to the early March 2023 bank failures.  The Company experienced a seasonal run up in business deposits of about $90 million in December 2022, which came back out in January 2023.  In addition, a couple of large business customers removed deposits totaling nearly $90 million in early March 2023 for specific designated purposes.  The Company experienced very little change in deposit balances following the March 2023 bank failures and resulting banking system disruption.

Macatawa’s deposit base is primarily made up of many small accounts, and balances at March 31, 2023 were comprised of 48% personal customers and 52% business customers.  Core deposits - which Management defines as deposits sourced within its local markets - represented 100% of total deposits at March 31, 2023.  Total deposit balances of $2.33 billion at March 31, 2023 remained elevated, reflecting a $625.5 million increase, or 37%, over pre-pandemic totals of $1.71 billion as of March 31, 2020.
Demand deposits were down $296.4 million at the end of first quarter 2023 compared to the end of fourth quarter 2022 and were down $297.9 million compared to the end of first quarter 2022.  Money market deposits and savings deposits were down $63.4 million from the end of fourth quarter 2022 and were down $40.3 million from the end of third quarter 2022.  Certificates of deposit were up $75.5 million at March 31, 2023 compared to December 31, 2022 and were up $86.9 million compared to March 31, 2022 as customers reacted to changes in market interest rates.  All certificates of deposit are to local customers as the Company does not have any brokered deposits at March 31, 2023.  The Company continues to be successful at attracting and retaining core local deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.
Management has actively pursued initiatives to maintain a strong liquidity position.  The Company had no brokered deposits on balance sheet since December 2011 and continues to maintain significant on-balance sheet liquidity.  At March 31, 2023, balances held in federal funds sold and other short-term investments amounted to $391.3 million.  In addition, the Company had total additional borrowing capacity from correspondent banks, including the Federal Reserve’s new Bank Term Funding Program, of approximately $951.0 million as of March 31, 2023.  Finally, because Management has maintained the discipline of buying shorter-term bond durations in the investment securities portfolio, there are $393.0 million in bond maturities and paydowns coming into the Company in the next 24 months ending March 31, 2025.
The Company's total risk-based regulatory capital ratio at March 31, 2023 was consistent with the ratio at December 31, 2022 and March 31, 2022.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" with $127.2 million in excess capital over well capitalized minimums at March 31, 2023.

Macatawa Bank Corporation 1Q Results / page 7 of 7
About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for thirteen years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates, future net interest margin, future economic conditions, and future levels of unrealized gains or losses in the investement securities portfolio.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets, interest rates and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2022.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contact:
Jon W. Swets
Chief Financial Officer
616-494-7645
jswets@macatawabank.com

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

EARNINGS SUMMARY	1st Qtr 2023	4th Qtr 2022	1st Qtr 2022

Total interest income	$27,266	$25,454	$13,143
Total interest expense	4,650	2,587	478
Net interest income	22,616	22,867	12,665
Provision for credit losses	-	375	(1,500)
Net interest income after provision for credit losses	22,616	22,492	14,165

NON-INTEREST INCOME
Deposit service charges	994	1,077	1,211
Net gains on mortgage loans	11	32	308
Trust fees	1,033	990	1,088
Other	2,490	2,936	2,358
Total non-interest income	4,528	5,035	4,965

NON-INTEREST EXPENSE
Salaries and benefits	6,698	6,864	6,289
Occupancy	1,137	968	1,172
Furniture and equipment	1,031	991	1,016
FDIC assessment	330	211	180
Other	2,969	3,414	3,082
Total non-interest expense	12,165	12,448	11,739
Income before income tax	14,979	15,079	7,391
Income tax expense	2,975	2,961	1,391
Net income	$12,004	$12,118	$6,000

Basic earnings per common share	$0.35	$0.35	$0.18
Diluted earnings per common share	$0.35	$0.35	$0.18
Return on average assets	1.74%	1.72%	0.82%
Return on average equity	19.19%	20.22%	9.54%
Net interest margin (fully taxable equivalent)	3.44%	3.34%	1.85%
Efficiency ratio	44.82%	44.61%	66.59%

BALANCE SHEET DATA Assets	March 31 2023	December 31 2022	March 31 2022

Cash and due from banks	$29,402	$51,215	$31,957
Federal funds sold and other short-term investments	391,336	703,955	1,078,983
Debt securities available for sale	525,959	499,257	346,114
Debt securities held to maturity	348,387	348,765	254,565
Federal Home Loan Bank Stock	10,211	10,211	10,211
Loans held for sale	87	215	855
Total loans	1,220,939	1,177,748	1,101,902
Less allowance for credit losses	16,794	15,285	14,616
Net loans	1,204,145	1,162,463	1,087,286
Premises and equipment, net	40,249	40,306	41,413
Bank-owned life insurance	53,557	53,345	52,720
Other real estate owned	-	2,343	2,343
Other assets	33,820	34,844	23,436

Total Assets	$2,637,153	$2,906,919	$2,929,883

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$690,444	$834,879	$918,907
Interest-bearing deposits	1,640,451	1,780,263	1,663,390
Total deposits	2,330,895	2,615,142	2,582,297
Other borrowed funds	30,000	30,000	85,000
Long-term debt	-	-	-
Other liabilities	15,690	14,739	16,984
Total Liabilities	2,376,585	2,659,881	2,684,281

Shareholders' equity	260,568	247,038	245,602

Total Liabilities and Shareholders' Equity	$2,637,153	$2,906,919	$2,929,883

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly
	1st Qtr 2023	4th Qtr 2022	3rd Qtr 2022	2nd Qtr 2022	1st Qtr 2022
EARNINGS SUMMARY
Net interest income	$22,616	$22,867	$19,771	$14,843	$12,665
Provision for credit losses	-	375	-	-	(1,500)
Total non-interest income	4,528	5,035	4,889	5,131	4,965
Total non-interest expense	12,165	12,448	12,127	11,913	11,739
Federal income tax expense	2,975	2,961	2,488	1,493	1,391
Net income	$12,004	$12,118	$10,045	$6,568	$6,000

Basic earnings per common share	$0.35	$0.35	$0.29	$0.19	$0.18
Diluted earnings per common share	$0.35	$0.35	$0.29	$0.19	$0.18

MARKET DATA
Book value per common share	$7.60	$7.20	$6.91	$7.10	$7.17
Tangible book value per common share	$7.60	$7.20	$6.91	$7.10	$7.17
Market value per common share	$10.22	$11.03	$9.26	$8.84	$9.01
Average basic common shares	34,297,221	34,277,839	34,251,792	34,253,846	34,254,772
Average diluted common shares	34,297,221	34,277,839	34,251,792	34,253,846	34,254,772
Period end common shares	34,292,294	34,298,640	34,251,485	34,253,147	34,253,962

PERFORMANCE RATIOS
Return on average assets	1.74%	1.72%	1.40%	0.92%	0.82%
Return on average equity	19.19%	20.22%	16.41%	10.80%	9.54%
Efficiency ratio	44.82%	44.61%	49.18%	59.64%	66.59%
Full-time equivalent employees (period end)	317	318	316	315	311

YIELDS AND COST OF FUNDS RATIOS
Federal funds sold and other short-term investments	4.58%	3.72%	2.27%	0.79%	0.19%
Debt securities (fully taxable equivalent)	2.40%	2.25%	2.07%	1.87%	1.66%
Commercial loans	5.40%	4.93%	4.30%	3.79%	3.88%
Residential mortgage loans	3.73%	3.53%	3.39%	3.27%	3.22%
Consumer loans	7.20%	6.22%	5.18%	4.09%	3.89%
Total loans	5.28%	4.83%	4.24%	3.74%	3.81%
Total yield on interest earning assets (fully taxable equivalent)	4.15%	3.72%	3.02%	2.28%	1.92%
Interest bearing demand deposits	0.43%	0.34%	0.14%	0.03%	0.02%
Savings and money market accounts	1.35%	0.73%	0.29%	0.07%	0.03%
Time deposits	2.22%	0.84%	0.29%	0.20%	0.23%
Total interest bearing deposits	1.05%	0.57%	0.22%	0.06%	0.04%
Other borrowed funds	2.08%	2.08%	2.08%	2.53%	1.51%
Total average cost of funds on interest bearing liabilities	1.07%	0.60%	0.26%	0.14%	0.11%
Net interest margin (fully taxable equivalent)	3.44%	3.34%	2.86%	2.19%	1.85%

ASSET QUALITY
Gross charge-offs	$21	$23	$46	$60	$35
Net charge-offs/(recoveries)	$(33)	$(89)	$(190)	$(15)	$(227)
Net charge-offs to average loans (annualized)	-0.01%	-0.03%	-0.07%	-0.01%	-0.08%
Nonperforming loans	$75	$78	$85	$90	$90
Other real estate and repossessed assets	$-	$2,343	$2,343	$2,343	$2,343
Nonperforming loans to total loans	0.01%	0.01%	0.01%	0.01%	0.01%
Nonperforming assets to total assets	0.00%	0.08%	0.09%	0.09%	0.08%
Allowance for credit losses	$16,794	$15,285	$14,821	$14,631	$14,616
Allowance for credit losses to total loans	1.38%	1.30%	1.30%	1.32%	1.33%
Allowance for credit losses to total loans (excluding PPP loans)	1.38%	1.30%	1.30%	1.32%	1.34%
Allowance for credit losses to nonperforming loans	22392.00%	19596.15%	17436.47%	16256.67%	16240.00%

CAPITAL
Average equity to average assets	9.07%	8.49%	8.52%	8.55%	8.62%
Common equity tier 1 to risk weighted assets (Consolidated)	17.08%	16.94%	16.72%	16.54%	16.92%
Tier 1 capital to average assets (Consolidated)	10.26%	9.73%	9.29%	9.13%	8.82%
Total capital to risk-weighted assets (Consolidated)	18.08%	17.87%	17.64%	17.47%	17.88%
Common equity tier 1 to risk weighted assets (Bank)	16.58%	16.44%	16.24%	16.04%	16.39%
Tier 1 capital to average assets (Bank)	9.96%	9.44%	9.02%	8.85%	8.55%
Total capital to risk-weighted assets (Bank)	17.58%	17.37%	17.16%	16.97%	17.35%
Common equity to assets	9.88%	8.50%	8.34%	8.74%	8.38%
Tangible common equity to assets	9.88%	8.50%	8.34%	8.74%	8.38%

END OF PERIOD BALANCES
Total portfolio loans	$1,220,939	$1,177,748	$1,138,645	$1,111,915	$1,101,902
Earning assets	2,531,184	2,781,515	2,727,924	2,655,706	2,802,498
Total assets	2,637,153	2,906,919	2,835,038	2,781,208	2,929,883
Deposits	2,330,895	2,615,142	2,556,197	2,494,583	2,582,297
Total shareholders' equity	260,568	247,038	236,554	243,109	245,602

AVERAGE BALANCES
Federal funds sold and other short-term investments	$555,670	$681,489	$803,082	$858,545	$1,111,216
Total debt securities	898,691	862,613	808,477	751,411	572,708
Total portfolio loans	1,186,684	1,159,449	1,124,950	1,103,955	1,092,673
Earning assets	2,650,972	2,713,294	2,746,975	2,724,714	2,788,254
Total assets	2,757,594	2,822,770	2,874,343	2,847,381	2,917,462
Non-interest bearing deposits	732,434	847,752	917,552	897,727	875,223
Total interest bearing deposits	1,727,883	1,687,693	1,668,613	1,639,384	1,694,092
Total deposits	2,460,318	2,535,446	2,586,165	2,537,111	2,569,315
Borrowings	30,000	30,000	30,000	54,305	85,002
Total shareholders' equity	250,160	239,684	244,857	243,352	251,600